                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                            Three Months        Six Months
                                                Ended              Ended
                                          September 30, 1997  September 30, 1997
                                          ------------------  ------------------
Net Income                                       $ 29,279              67,540
                                                 ========             =======

Weighted average shares outstanding               229,276             230,158

Reduction for common shares not yet released by
  Employee Stock Ownership Plan                    14,803              14,969

Common stock equivalents due to dilutive effect
  of stock options                                  *                    *
                                                ---------             -------

Total weighted average common shares and
  equivalents outstanding                         214,473             215,189
                                                 ========             =======

Primary earnings per share                       $    .14                 .32
                                                 ========             =======

Total weighted average common shares and
  equivalents outstanding for primary
  computation                                     214,473             215,189

Additional dilutive shares using the end of
  period market value versus the average market
  value when applying the treasury stock method     **                   **
                                                 --------             -------

Total weighted average common shares and
  equivalents outstanding for fully diluted
  computation                                     214,473             215,189
                                                 ========             =======

Fully diluted earnings per share                 $    .14                 .32
                                                 ========             =======


* Note: The fair value of the stock at September 30, 1997 was $10.00 per share, the same as the stock option exercise price; therefore no common stock equivalents are computed.

** Note: If average share price is greater than ending price, use average price for both primary and fully diluted calculation. This adjustment does not apply because the average price and the ending price at September 30, 1997 are the same as the option exercise price of $10.00 per share.